Exhibit 5.1

KAYE COOPER FIORE KAY & ROSENBERG, LLP
ATTORNEYS AT LAW
30A VREELAND ROAD, SUITE 230
FLORHAM PARK, NEW JERSEY 07932

TELEPHONE (973) 443-0600
FACSIMILE (973) 443-0609

January 22, 2009

Splinternet Holdings, Inc.
535 Connecticut Avenue, 2nd floor
Norwalk, Connecticut 06854

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, being filed by Splinternet Holdings, Inc., a Delaware corporation, (the “Company”), with the Securities and Exchange Commission, relating to an aggregate of 6,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $.001 per share (the “Common Stock”) issuable pursuant to the Company’s 2008 Stock Incentive Plan.

We have examined originals or photocopies or certified copies of such records of the Company and of public officials, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, and relying upon statements of fact contained in the documents that we have examined, we are of the opinion that the Shares when issued in accordance with the Plan will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

Very truly yours,

/s/ Kaye Cooper Fiore Kay & Rosenberg, LLP

Kaye Cooper Fiore Kay & Rosenberg, LLP